Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror and Simpson Associates Partner to Enhance
Trader Media Group’s Data Warehousing Initiatives

DataMirror Transformation Server™  Integrates Auto Trader’s Critical Data to
UK’s Largest Data Warehouse for Vehicle Purchasing Activity

MARKHAM, CANADA– (March 10th, 2004)– DataMirror (Nasdaq: DMCX; TSX: DMC),  a leading provider of live, secure data integration and protection solutions, and Simpson Associates, a leading UK-based business intelligence consulting company, announce the successful implementation of DataMirror Transformation Server software at Trader Media Group for use with autotrader.co.uk, the UK’s highest trafficked automotive web site. The Auto Trader web site contains over 250,000 vehicles for sale and performs over 23 million searches per month, delivering over 109 million pages of impressions to over 2.2 million potential buyers. According to Hitwise, an Internet tracking agency, this web traffic is three times higher than the traffic Auto Trader’s closest competitor receives.

“With the high volume of data generated from our web site each month, we obtain a goldmine of information that reveals the latest trends and demand patterns in today’s used vehicle market,” explains Martin Glozier, Chief Technical Officer, Trader Media Group. “DataMirror and Simpson Associates have provided us with an effective solution that allows us to consolidate and find meaning in vast amounts of data. With Transformation Server in place, we have increased the scalability and performance of our data warehouse, providing us with significant competitive advantage and improving our overall business performance.”

Autotrader.co.uk is among the top 10 visited web sites in the UK. Since the web site’s inception in 1996, Trader Media Group has been providing critical vehicle information to prospective buyers, as well as manufacturers and motor dealers from large franchise groups and independent retailers. Prior to implementing a data warehouse, Trader Media Group took up to a week to deliver the data. Today, the data warehousing environment, supported by Transformation Server, allows each group to access information on demand via the web.

DataMirror Transformation Server captures data from the Autotrader.co.uk web site and integrates it into a dedicated Oracle9i-based data warehouse combining data from numerous other sources. Queries and reports are run from the data warehouse using an Intel server supporting Cognos’ Series 7 Business Intelligence software.

“When Trader Media Group expressed their need for a highly effective data warehousing environment, we identified a preferred solution for this requirement,” says David Clark, Technical Consultant, Simpson Associates. “DataMirror Transformation Server is proven in high data volume environments and we were confident this solution would provide Trader Media Group with an effective means for data consolidation. Because of Transformation Server’s flexibility and wide platform support, we were able to implement a solution specifically for Trader Media Group’s data warehousing infrastructure, allowing them to realize their existing IT investments.”

About Trader Media Group
Trader Media Group (TMG), a wholly-owned subsidiary of the Guardian Media Group, publishes over 70 publications on a weekly basis including Auto Trader, Bike Trader, Truck Trader, and TopMarques. TMG also owns the UK’s busiest automotive web site www.autotrader.co.uk, which attracts over 2.3 million users each month. The Company also offers interactive services for digital television and mobile phones. With an annual turnover in excess of ₤280 million, TMG employs over 4,000 employees across 35 locations throughout the UK and Ireland, and has three international operations in Holland, Italy, and South Africa. For more details, visit http://www.autotrader.co.uk/tmg.

About Simpson Associates
Simpson Associates, a privately owned company, delivers Corporate Performance Management solutions for better business understanding and improved financial performance. The company’s considerable skills and experience enable close-working relationships with clients both in the UK and internationally. Managing the collection, consolidation, analysis, and reporting of enterprise information poses a formidable challenge for all companies. Simpson Associates answers these challenges by making a powerful difference to clients’ ability to plan, manage and achieve required results.

Founded in 1991, Simpson Associates is an IBM Partner in Development, DataMirror Partner, and Cognos Premier Business Intelligence Partner, having been named on numerous occasions as Cognos’ UK Partner of the Year for demonstrating excellence in the implementation and deployment of data warehousing projects and Business Intelligence applications. For more information, visit www.simpson-associates.co.uk.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.